SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4  )

                               Data General Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    237688106
                                 (CUSIP number)


Check the following box if a fee is  being paid with this statement [ ].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 237688106                   13G                    Page 2  of 9  Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter & Co.
          IRS  #  39-314-5972

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             809,152
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       871,123
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          871,123

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.72%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 237688106               13G                    Page 3  of  9   Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter Investment Management Limited

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the Laws of England.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             403,400
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       403,400
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          403,400

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.75%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 237688106                   13G                   Page 4  of  9  Pages





Item 1.     (a)   Name of Issuer:
                  Data General Corp.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  4400 Computer Drive
                  Westboro, MA 01580
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley Dean Witter & Co.
                           (b) Morgan Stanley Dean Witter Investment Management
                               Limited
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 25 Cabot Square
                               Canary Wharf
                               London E14 4QA
                               England
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           237688106
                               -------------------------------------------------

Item  3.    (a)     Morgan  Stanley  Dean  Witter  & Co.  is (e)  an  Investment
                    Adviser  registered  under  Section  203 of  the  Investment
                    Advisers Act of 1940.

            (b)     Morgan Stanley Dean Witter Investment  Management Limited is
                    (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 237688106                 13-G                   Page 5  of  9  Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

               (a) As of the date hereof, Morgan Stanley Dean Witter & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

               (b) As of the date hereof, Morgan Stanley Dean Witter Investment Management Limited has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               (a)  Inapplicable

               (b)  Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 237688106                   13-G                   Page 6  of  9 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       October 12, 1999


Signature:  /s/ Robert G. Koppenol
            -----------------------------------------------------------------

Name/Title  Robert G. Koppenol / Principal Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.


Date:       October 12, 1999


Signature : /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Principal Morgan Stanley Dean Witter Investment
                             Management Inc.
            --------------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT LIMITED


                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      7

EXHIBIT 2       Secretary's Certificate Authorizing                   8
                Robert G. Koppenol to Sign on behalf of Morgan Stanley Dean Witter & Co.

EXHIBIT 3       Secretary's Certificate Authorizing Donald P. Ryan    9
                to Sign on behalf of Morgan Stanley Dean Witter
                Investment Management Limited



* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)